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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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                        Date of report: October 3, 2002
                       (Date of earliest event reported)



                       PHILIPS INTERNATIONAL REALTY CORP.
             (Exact name of Registrant as specified in its charter)


                                    Maryland
                 (State or other jurisdiction of incorporation)


                  000-23463                         13-3963667
            (Commission File No.)                (I.R.S. Employer
                                               Identification No.)

                                417 Fifth Avenue
                            New York, New York 10016
               (Address of principal executive offices; zip code)

                                 (212) 545-1100
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former Name or Former Address, if changed Since Last Report)


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Item 2.  Acquisition or Disposition of Assets
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         Pursuant to the plan of liquidation (the "Plan of Liquidation") of
Philips International Realty Corp., a Maryland corporation (the "Company"), approved by the stockholders of the Company on October 10, 2000, and as more fully described in the Company's special meeting proxy statement dated September 8, 2000 (the "Proxy Statement"), the Company has disposed of the following property:

         On October 3, 2002, the Company completed the sale of its Kmart Shopping Center (the "Property") in Sacramento, California for approximately $5.9 million in cash, pursuant to a Purchase and Sale Agreement dated September 24, 2002 by and between Philips Shopping Center Fund, L.P., a Delaware limited partnership, as Seller, and M&A Gabaee L.P., a California limited partnership, Mirasa, L.L.C., a California limited liability company, and Corsair, L.L.C., a Nevada limited liability company, jointly and severally as Purchaser.

         The purchase price for the sale of the Property was determined as a result of arm's-length negotiations between unrelated parties. The factors considered by the Company in determining the price to be paid for the Property include its historical and expected cash flow, nature of the tenants and terms of leases in place, occupancy rate, opportunities for alternative and new tenancies, current operating costs and real estate taxes on the Property and anticipated changes therein under Company ownership, the physical condition and location of the Property, the anticipated effect on the Company financial results and other factors. The Company took into consideration prices at which it believes other comparable properties had recently been sold.

         Pursuant to the Plan of Liquidation, on October 8, 2002, the Board of Directors of the Company declared a fifth liquidating distribution of $0.50 per share, which will be payable on October 22, 2002. The record date is October 15, 2002. However, shareholders must continue to own their shares up to and including October 22, 2002 in order to be entitled to the liquidating distribution of $0.50 per share. Effective October 11, 2002, the Company's shares will be traded on the New York Stock Exchange (the "NYSE") with due bills which will entitle the owner of the stock to receipt of the distribution. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

         The Plan of Liquidation was estimated to generate approximately $18.25 in the aggregate in cash for each outstanding share of common stock in two or more liquidating distributions. The fifth liquidating distribution declared by the Board of Directors brings the total payments to date to $15.75 per share. Prior distributions of $13.00, $1.00, $.75 and $.50 per share were paid on December 22, 2000, July 9, 2001, September 24, 2001 and November 19, 2001, respectively. The Company's three remaining shopping center properties are currently being offered for sale.

         Management expects that the NYSE will commence action to suspend trading and will apply to delist the Company's shares of common stock on the NYSE concurrent with payment of the fifth liquidating distribution on October 22, 2002. If the Company's shares cease to be traded on the NYSE, the Company believes that an alternative trading venue may be available; however there can be no assurance that such an alternative market will develop. If the Company is delisted from the NYSE, the Company has no current intention to seek listing of its common shares on any other securities exchange or on NASDAQ.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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         (b)      Pro forma financial information relative to the sale reported herein and required pursuant to Article 11 of Regulation S-X is not included herein, but will be filed by an amendment to this Form 8-K within sixty (60) days from the date hereof.

         (c)      The Company hereby furnishes the following exhibits:

                  99.1     News Release of the Company dated October 8, 2002


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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2002



                                        PHILIPS INTERNATIONAL REALTY CORP.
                                             (Registrant)


                                        By: /s/ Philip Pilevsky
                                           -------------------------------------
                                           Philip Pilevsky
                                           Chief Executive Officer